SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                 Causeway Capital Management Trust

Address of Principal Business Office:

                      11111 Santa Monica Boulevard
                      Suite 1550
                      Los Angeles, CA 90025

Telephone Number:     (310) 477-2074

Name and address of Agent for service of process:

                      Turner Swan, Esq.
                      11111 Santa Monica Boulevard
                      Suite 1550
                      Los Angeles, CA 90025

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES  /X /     NO  /  /
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        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 13th day of August, 2001.

                              Causeway Capital Management Trust


                              By:  /s/ Gracie V. Fermelia
                                   -----------------------------------
                                   Gracie V. Fermelia
                                   Treasurer and Trustee



Attest: /s/ Turner Swan
        -----------------------
        Turner Swan
        President and Secretary